Exhibit 10.1

CREDIT AGREEMENT

dated as of February 14, 2020

among

GTY TECHNOLOGY HOLDINGS INC.

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

Nineteen77 Global Multi-Strategy Alpha Master Limited,

as Sole Lead Arranger and Sole Book Manager

Section 2.14.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	27
Section 2.15.	Mitigation of Obligations	28
Section 2.16.	Right of First Refusal. If, at any time between the Closing Date and the date specified in clause (i) of the definition of Maturity Date, the Borrower (the “Offeror”) desires to offer, sell or otherwise raise capital by way of issuance of Capital Stock (the “Offered Securities”) of the Borrower (any such transaction, a “Proposed Equity Issuance”) at a discount to the then current market trading price of Borrower’s common stock (other than underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith), the Offeror shall first offer the Offered Securities to the Initial Lender by written notice to the Initial Lender (the “Offer Notice”) specifying the material terms and conditions of such Proposed Equity Issuance, including the number, type, and series of Offered Securities under the Proposed Equity Issuance by the Offeror and the purchase price per share of the Offered Securities, which shall be payable solely in cash. For the avoidance of doubt, a Proposed Equity Issuance shall not include (A) any shares of Capital Stock of the Borrower issued upon the exercise of options or restricted stock units granted under the Borrower’s equity plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement or (B) the grant or issuance by the Borrower of employee, consultant, or director stock options, restricted stock units or restricted stock in the ordinary course of business under the Borrower’s equity plans existing on the date of this Agreement. The Offer Notice shall constitute the Offeror’s offer to issue the Offered Securities to the Initial Lender, which offer shall be irrevocable for five (5) Business Days. By delivering the Offer Notice, the Offeror represents and warrants to the Initial Lender: (i) the Offeror has full right, title and interest in and to the Offered Securities; (ii) the Offeror has all the necessary power and authority and has taken all necessary action to enter into the Proposed Equity Issuance as contemplated by this Section 2.16; and (iii) the Offered Securities are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement. Upon receipt of the Offer Notice, the Initial Lender shall have the right to purchase, and to require the Offeror to sell to the Initial Lender, all or any portion of the Offered Securities by delivering a written notice (the “ROFR Exercise Notice”) to the Offeror within five (5) Business Days of receipt of the Offer Notice (the “ROFR Exercise Period”), stating the number (including where such number is zero), type, and series of Offered Securities that the Initial Lender elects to purchase on the terms and respective purchase prices set forth in the Offer Notice; provided that, prior to the end of such ROFR Exercise Period, the Initial Lender may assign its right to purchase the Offered Securities to any of its Affiliates, and after such assignment such Affiliate shall be entitled, prior to the end of the ROFR Exercise Period, to exercise all rights of the Initial Lender pursuant to this Section 2.16 with respect to the applicable Offered Securities. By delivering the ROFR Exercise Notice, the Initial Lender or its Affiliate, as applicable, represents and warrants to the Offeror that the Initial Lender or its Affiliate, as applicable, has all the necessary power and authority and has taken all necessary action to purchase the Offered Securities as contemplated by this Section 2.16. The purchase and sale of the Offered Securities that the Initial Lender elects to purchase shall be completed within fifteen (15) days of delivery of the ROFR Exercise Notice. If Initial Lender does not purchase all of the Offered Securities offered to them by the Offeror in the Offer Notice, then the Offeror may sell any portion of the Offered Securities that the Initial Lender did not purchase to a third party within ninety (90) days after the expiry of the ROFR Exercise Period (the “ROFR Reoffer Period”) upon terms no more favorable to such third party than those set specified in the Offer Notice. If the Offeror’s Offered Securities (other than the Offered Securities purchased by Initial Lender) are not sold during the ROFR Reoffer Period, the Offeror shall, before any subsequent Proposed Equity Issuance of such Offered Securities, be required to comply again with this Section 2.16 in respect of such Offered Securities as if it were a new Proposed Equity Issuance	28

ARTICLE III. CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT		29
Section 3.1.	Conditions to Effectiveness	29
Section 3.2.	Conditions to Each Credit Event	31
Section 3.3.	Delivery of Documents	31

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		32
Section 4.1.	Existence; Power	32
Section 4.2.	Organizational Power; Authorization	32
Section 4.3.	Governmental Approvals; No Conflicts	32
Section 4.4.	Financial Statements	32
Section 4.5.	Litigation and Environmental Matters	33
Section 4.6.	Compliance with Laws and Agreements	33
Section 4.7.	Investment Company Act	33
Section 4.8.	Taxes	33
Section 4.9.	Margin Regulations	33
Section 4.10.	ERISA	34
Section 4.11.	Ownership of Property; Insurance	34
Section 4.12.	Disclosure	35
Section 4.13.	Labor Relations	35
Section 4.14.	Subsidiaries	35
Section 4.15.	Solvency	35
Section 4.16.	Sanctions and Anti-Corruption Laws.	35
Section 4.17.	EEA Financial Institutions	35
Section 4.18.	Existing Obligations. There is no indebtedness or other obligations currently outstanding or otherwise owing by the Loan Parties and their Subsidiaries under the Convertible Note or the RBC Credit Agreement.	35
Section 4.19.	Defined Benefit Plan	35

ARTICLE V. AFFIRMATIVE COVENANTS		36
Section 5.1.	Financial Statements and Other Information	36
Section 5.2.	Notices of Material Events	37
Section 5.3.	Existence; Conduct of Business	38
Section 5.4.	Compliance with Laws	38
Section 5.5.	Payment of Obligations	38
Section 5.6.	Books and Records	39
Section 5.7.	Visitation and Inspection	39
Section 5.8.	Maintenance of Properties; Insurance	39
Section 5.9.	Use of Proceeds	39
Section 5.10.	Additional Subsidiaries	40

Section 7.11.	Amendment to Material Documents	46
Section 7.12.	Permitted Seller Note Debt	46
(a) The Loan Parties will not, and will not permit any of their Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Seller Note Debt in cash, or (ii) make any principal, interest or other payments on any Permitted Seller Note Deb in cash, in each case, to the extent any Default or Event of Default has occurred and is continuing or would result therefrom.		46
Section 7.13.	Accounting Changes	46
Section 7.14.	Sanctions and Anti-Corruption Laws	46

ARTICLE VIII. EVENTS OF DEFAULT		47
Section 8.1.	Events of Default	47

ARTICLE IX. THE ADMINISTRATIVE AGENT		49
Section 9.1.	Appointment of the Administrative Agent	49
Section 9.2.	Nature of Duties of Administrative Agent	50
Section 9.3.	Lack of Reliance on the Administrative Agent	51
Section 9.4.	Certain Rights of the Administrative Agent	51
Section 9.5.	Reliance by the Administrative Agent	51
Section 9.6.	The Administrative Agent in its Individual Capacity	52
Section 9.7.	Successor Administrative Agent	52
Section 9.8.	Withholding Tax	53
Section 9.9.	Administrative Agent May File Proofs of Claim	53
Section 9.10.	Authorization to Execute Other Loan Documents	53

ARTICLE X. MISCELLANEOUS		54
Section 10.1.	Notices	54
Section 10.2.	Waiver; Amendments	57
Section 10.3.	Expenses; Indemnification	58
Section 10.4.	Successors and Assigns	59
Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process	63
Section 10.6.	WAIVER OF JURY TRIAL	63
Section 10.7.	Right of Set-off	64
Section 10.8.	Counterparts; Integration	64
Section 10.9.	Survival	64
Section 10.10.	Severability	64
Section 10.11.	Confidentiality	64
Section 10.12.	Interest Rate Limitation	65
Section 10.13.	Waiver of Effect of Corporate Seal	65
Section 10.14.	Patriot Act	65
Section 10.15.	No Advisory or Fiduciary Responsibility	66
Section 10.16.	Location of Closing	66
Section 10.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	66
Section 10.18.	Certain ERISA Matters	67
Section 10.19.	Acknowledgement Regarding Any Supported QFCs	68

v

Schedules

Schedule I	-	Term Loan Commitment Amounts
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guaranty Agreement

Exhibit 2.2	-	Form of Notice of Borrowing
Exhibits 2.13A – D	-	Tax Certificates
Exhibit 3.1(b)(v)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(viii)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2020, by and among GTY Technology Holdings Inc., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and Wilmington Trust, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make term loans in an aggregate principal amount equal to $12,000,000 to, the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Term Loan Commitments as defined herein, are willing severally to make the term loans to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.1.             Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” shall have the meaning set forth in the preamble hereto, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Agent Fee Letter” shall mean that certain agency fee letter, dated as of February 14, 2020, executed by Wilmington Trust, National Association and accepted by the Borrower.

"Anti-Corruption Laws" shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower and/or its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans are to be made and maintained.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” means the period from the Closing Date to but excluding April 14, 2020.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing of Term Loans.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by law to close.

“Canadian Defined Benefit Plan” shall mean any Canadian Pension Plan for the purposes of any applicable pension benefits standards legislation in Canada which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Event” shall mean (a) any failure to make required contributions when due to any Canadian Pension Plan in accordance with its terms and applicable laws; (b) the voluntary wind up of a Canadian Defined Benefit Plan by a Loan Party that has a wind up deficiency; (c) the institution of proceedings by any Governmental Authority to terminate or have a trustee or replacement administrator appointed to administer such a plan, (d) any other event or condition which would reasonably be expected to constitute grounds for the termination of or winding up of, or the appointment of a trustee or replacement administrator to administer, any such plan; or (e) any withdrawing by any Loan Party from a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another jurisdiction in Canada.

“Canadian Pension Plan” shall mean a pension plan that is a “registered pension plan” as defined in subsection 248(1) the Income Tax Act (Canada) and which is maintained or contributed to by, or to which there is or may be an obligation to contribute by any Loan Party in respect of its employees or former employees, arising from employment in Canada, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease” shall mean, for any Person, each lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of 40% or more of the outstanding shares of the voting equity interests of the Borrower, or (iii) during any period of 14 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Convertible Note” shall have the meaning set forth in Section 5.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.9(b).

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Latest Maturity Date, (b) is convertible into or exchangeable for debt securities or other obligations, or (c) (i) contains any repurchase obligation that may come into effect prior to, or (ii) requires cash dividend payments (other than Taxes) prior to, in each case, the date that is 180 days after the Latest Maturity Date; provided, however, that (i) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability, and (ii) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an equity interest that is not a Disqualified Equity Interest, such Capital Stock shall not be deemed to be Disqualified Capital Stock.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to result in material liability to a Loan Party or its Subsidiaries; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).

“Fee Letters” shall mean, collectively, the Agent Fee Letter and the Lender Fee Letter.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States, Canada or any other nation, or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Loan Parties.

“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services when due and payable (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person when due and payable, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock), (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any swap contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything to the contrary set forth in this definition, solely for the period commencing on the Closing Date and ending at 5:00 p.m. on the date that is 30 days following the Closing Date (or such later date as agreed to in the sole discretion of the Administrative Agent or the Required Lenders), none of the obligations under the RBC Credit Agreement shall constitute “Indebtedness”.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lender” shall mean Nineteen77 Global Multi-Strategy Alpha Master Limited.

“Investments” shall have the meaning set forth in Section 7.4.

“Latest Maturity Date” means, as of any time of determination, the latest possible maturity or expiration date applicable to any Term Loan or Term Loan Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, as the case may be.

“Lender Fee Letter” shall mean that certain fee letter, dated as of February 14, 2020, executed by Nineteen77 Global Multi-Strategy Alpha Master Limited and accepted by the Borrower.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof.

“Lien” shall mean any mortgage, pledge, security interest, deemed trust or lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Guaranty Agreement, the Fee Letters, any Notice of Borrowing, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreement” shall have the meaning set forth in Section 5.2(f).

“Material Indebtedness” shall mean any Indebtedness (other than the Term Loans) of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $1,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) the date that is the twelve (12) month anniversary of the date on which a Term Loan is first made by a Lender during the Availability Period and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and for greater certainty shall include each Canadian Pension Plan.

“Notices of Borrowing” shall have the meaning set forth in Section 2.2.

“Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent any Lender or the Sole Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Term Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

                “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

                “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i)                Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)               statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)              pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)              deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)                judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)              customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency of the United States to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)                commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)                certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States, any state thereof or Canada which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)               fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)                mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Seller Note Debt” shall mean any Indebtedness of the Borrower or any Subsidiary evidenced by the Seller Notes.

“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” shall have the meaning set forth in Section 2.10(c).

“Prepayment Fee” shall have the meaning set forth in Section 2.10(c).

“Pro Rata Share” shall mean with respect to all Term Loan Commitments and Term Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Term Loan Commitments and Term Loan and the denominator of which shall be the sum of all Lenders’ Term Loan Commitments and Term Loans.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“RBC Credit Agreement” shall have the meaning set forth in Section 5.11.

“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loan Commitments at such time plus the aggregate outstanding Term Loans then outstanding.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall means any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent and the Required Lenders.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof, whether now or hereafter outstanding, or any management or similar fees.

“S&P” shall mean Standard & Poor’s, a Standard & Poor’s Financial Services LLC business.

"Sanctioned Country" shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

"Sanctioned Person" shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

"Sanctions" shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Seller Notes” shall mean those certain Unsecured Promissory Notes, each dated as of February 26, 2019, issued by the Borrower to Peter J. Koht and Joel J. Mahoney in the aggregate principal amount of $1,000,000 (plus applicable interest payable thereunder), as amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Seller Note Documents” shall mean the Seller Notes and all other indentures, agreements, notes, guaranties, instruments and other documents governing or evidencing or executed in connection therewith.

“Sole Lead Arranger” shall mean Nineteen77 Global Multi-Strategy Alpha Master Limited, in its capacity as sole lead arranger in connection with this Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more swap contracts, after taking into account the effect of any legally enforceable netting agreement relating to such swap contracts, (a) for any date on or after the date such swap contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such swap contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such swap contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions withholdings (including backup withholding), assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.2.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Closing Date is $12,000,000.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.13(g)(ii).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.             Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement). Notwithstanding any other provision contained herein (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (ii) all ratios and other calculations and any determination of whether or not any lease (or similar arrangement) constitutes Indebtedness shall be determined without giving effect to the adoption of Accounting Standards Codification Section 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations), and any such lease or arrangement shall be, for all purposes of this Agreement and the other Loan Documents, treated in the same manner that such lease would have been treated prior to the adoption of Accounting Standards Codification Section 842.

Section 1.3.             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4.             Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations under the Loan Documents (other than amounts due on the Closing Date) shall be due and payable on the last day of the first month following the entry of the Obligations onto the operations systems of the Administrative Agent. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

Section 1.5.             Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II.

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

Section 2.1.             Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Term Loans, ratably in proportion to its Pro Rata Share of the Term Loan Commitments, to the Borrower, up to a maximum of two Borrowings at any time (subject to Section 2.2 below) during the Availability Period, in a principal amount up to the Term Loan Commitment of such Lender. Once the Term Loans are borrowed and repaid the Borrower shall not be permitted to reborrow any Term Loans.

Section 2.2.             Procedure for Borrowing of the Term Loans. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the borrowing of the Term Loans, substantially in the form of Exhibit 2.2 attached hereto (a “Notice of Borrowing”), prior to 11:00 a.m. three (3) Business Days prior to the requested date of the Borrowing; provided that any Borrowing made on the Closing Date shall only require one (1) Business Day prior written notice. Each Notice of Borrowing shall (i) be irrevocable and (ii) specify the date of such Borrowing (which shall be a Business Day). The aggregate principal amount of the Borrowings shall not be more than the total Term Loan Commitment. Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Term Loan to be made as part of the requested Borrowing. The aggregate principal amount of each Term Loan Borrowing shall not be less than $6,000,000 (or, if the remaining available amount of the Term Loan Commitment is less than $6,000,00, the remaining amount of the Term Loan Commitment at such time).

Section 2.3.             Funding of Borrowings.

(a)                Each Lender will make available each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the account specified by the Administrative Agent to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)                Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the rate applicable to the Term Loans under Section 2.9 at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.

(c)                No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

Section 2.4.             Termination of Term Loan Commitments. Unless previously terminated, all Term Loan Commitments shall terminate upon the earlier to occur of (i) the expiration of the Availability Period and (ii) the making of the Term Loans pursuant to Section 2.2.

Section 2.5.             Repayment of Loans. The outstanding principal amount of all Term Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.6.             Evidence of Indebtedness.

(a)                Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Term Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)                This Agreement evidences the obligation of the Borrower to repay the Term Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and such Lender. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.7.              Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without any premium or penalty other than any Prepayment Fee owing pursuant to Section 2.10(c), by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.9(c). Each partial voluntary prepayment of any Term Loan shall be in an amount not less than $3,000,000.

Section 2.8.             Mandatory Prepayments.

(a)                Promptly (but in any event within three (3) Business Days) following receipt by the Borrower or any of its Subsidiaries of any cash proceeds of any sale or disposition by the Borrower any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, in each case, in an aggregate amount in excess of $1,000,000 after the Closing Date, the Borrower shall notify the Administrative Agent in writing thereof and prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided, that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of inventory in the ordinary course of business, (ii) proceeds from other asset sales permitted under Section 7.6 (other than Section 7.6(a) and 7.6(e)) and (iii) proceeds that are reinvested in long-term assets then used or usable in the business of the Borrower and its Subsidiaries within 90 days following receipt thereof. Any such prepayment required under this Section 2.8(a) shall be applied in accordance with subsection (c) of this Section.

(b)                No later than the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds from any issuance of Indebtedness or Capital Stock by the Borrower or any of its Subsidiaries, the Borrower shall, subject to the Prepayment Fee owing under Section 2.10(c), notify the Administrative Agent in writing thereof and prepay the Obligations in an amount equal to (x) with respect to proceeds from an issuance of Indebtedness, all such proceeds and (y) with respect to proceeds from an issuance of Capital Stock, 40% of such proceeds, in each case, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided, that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further, that, with respect to a prepayment using proceeds of an issuance of Capital Stock as required by subclause (y) above, the Borrower may, at its option, defer such prepayment (and the payment of any Prepayment Fee owing in connection therewith) and instead place such proceeds in a third-party escrow account with an escrow agent reasonably satisfactory to the Required Lenders and pursuant to escrow documentation reasonably satisfactory to the Required Lenders, which proceeds shall be used to prepay the Obligations in an amount equal to all of such proceeds required under subclause (y) above (including all amounts held in such escrow account, less any accrued interest on amounts held in such escrow account) plus the amount of any Prepayment Fee required in connection therewith at any time that (1) the balance in such escrow account exceeds $12,000,000 or (2) the Borrower withdraws any such proceeds from such escrow account. Any such prepayment required under this Section 2.8(b) shall be applied in accordance with subsection (c) of this Section.

(c)                Any prepayments made by the Borrower pursuant to this Section 2.8 shall be applied as follows: first, to the Administrative Agent’s fees, indemnities and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to interest and fees (including the Prepayment Fee) then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans.

Section 2.9.             Interest on Term Loans.

(a)                Subject to the provisions of the Lender Fee Letter, the Borrower shall pay interest on the Term Loans from the date the Term Loans are first made hereunder (such date, the “Interest Accrual Date”) through the last day of the fiscal month immediately following the six (6) month anniversary of the Interest Accrual Date (such date, the “Initial Interest Period End Date”), at a rate equal to twelve percent (12%) per annum on the outstanding principal amount of the Term Loans. Commencing on the first day of the fiscal month immediately following the Initial Interest Period End Date and on the first day of each fiscal month thereafter, the interest rate shall be increased by one percent (1%) per annum until the Term Loans have been paid in full in cash and the Term Loan Commitments have terminated.

(b)                Notwithstanding subsection (a) of this Section, at the option of the Required Lenders (with notice thereof in writing to the Administrative Agent) if an Event of Default has occurred and is continuing, and automatically after the occurrence of an Event of Default pursuant to Section 8.1(a), (b), (h), (i) or (j), the acceleration of any of the Obligations or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all Term Loans and other Obligations at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Term Loans.

(c)                Subject to the provisions of the Lender Fee Letter, interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Term Loans shall be payable monthly in arrears on the last day of each calendar month and on the Maturity Date. All Default Interest shall be payable on demand.

(d)                The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10.         Fees.

(a)                The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)                The Borrower shall pay on the Closing Date to the Administrative Agent, for the account of the Lenders and their affiliates, as applicable, all fees in the Lender Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(c)                Notwithstanding anything to the contrary herein, if (i) the principal balance of the Term Loan is repaid, prepaid, refinanced or replaced, for any reason (other than pursuant to Section 2.8(a)), (ii) the Obligations are accelerated for any reason, including, without limitation, as a result of any Event of Default or as a result of any event triggering early maturity of the Obligations; and/or (iii) an Event of Default has occurred under Section 8.1(h) or 8.1(i) of the Credit Agreement (each of clauses (i) through (iii) above, referred to herein as a “Prepayment Event”), in each case, on or prior to the date specified in clause (i) of the definition of Maturity Date, the Company shall pay to the Administrative Agent, for the benefit of all Lenders in accordance with their respective Pro Rata Shares of the relevant principal amount, a prepayment fee as calculated by the Required Lenders in their reasonable discretion (the “Prepayment Fee”) on the relevant principal amount in an amount equal to the aggregate amount of interest (including, without limitation, Default Interest, if applicable) that would have otherwise been payable on the relevant principal amount from the date of the occurrence of such Prepayment Event until the date specified in clause (i) of the definition of Maturity Date (the “Make-Whole Interest Amount”), it be agreed that solely for purposes of calculating the Make-Whole Interest Amount the interest rate shall be deemed to be (x) the current interest rate payable under Section 2.9(a) with respect to the calendar month in which the Prepayment Event occurs and (y) twelve percent (12%) per annum with respect to each calendar month ending after the calendar month in which such Prepayment Event occurs); provided, that in connection with a transaction resulting in a Change in Control, the Term Loan shall be prepayable in cash in an amount equal to the unpaid principal of, and accrued interest owing on, the outstanding Term Loan as of the date of the Prepayment Event. For the avoidance of doubt and notwithstanding anything else herein, it is understood and agreed that (x) if the Obligations are accelerated hereunder pursuant to Article VIII, the applicable Prepayment Fee determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations for all purposes herein and (y) any Prepayment Fee due under this Section if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE REQUIREMENTS OF LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT FEE IN CONNECTION WITH ANY SUCH ACCELERATION OR FORECLOSURE. The Borrower expressly agrees that (A) any Prepayment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) any Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay any Prepayment Fee, (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section, (E) the Borrower’s agreement to pay any Fee is a material inducement to the Lenders to make the Term Loans and (F) any Prepayment Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment.

Section 2.11.         Computation of Interest and Fees.

Interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.12.         Increased Costs.

(a)                If any Change in Law shall impose on any Lender any condition affecting this Agreement or any Term Loans made by such Lender or any participation therein and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining a Term Loan or to increase the cost to such Lender of participating in Term Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.

(b)                If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Parent Company with respect to capital adequacy), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered.

(c)                A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.13.         Taxes.

(a)                      Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(b)                      Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                      Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                      Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                      Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                       Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.13, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                      Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)        executed originals of IRS Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.13A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.13B or Exhibit 2.13C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.13D on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                      Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.14.         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.12 or 2.13, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the account specified by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.12, 2.13 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)                If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Term Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal. Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

(c)                If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.15.         Mitigation of Obligations. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.12 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.16.         Right of First Refusal. If, at any time between the Closing Date and the date specified in clause (i) of the definition of Maturity Date, the Borrower (the “Offeror”) desires to offer, sell or otherwise raise capital by way of issuance of Capital Stock (the “Offered Securities”) of the Borrower (any such transaction, a “Proposed Equity Issuance”) at a discount to the then current market trading price of Borrower’s common stock (other than underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith), the Offeror shall first offer the Offered Securities to the Initial Lender by written notice to the Initial Lender (the “Offer Notice”) specifying the material terms and conditions of such Proposed Equity Issuance, including the number, type, and series of Offered Securities under the Proposed Equity Issuance by the Offeror and the purchase price per share of the Offered Securities, which shall be payable solely in cash. For the avoidance of doubt, a Proposed Equity Issuance shall not include (A) any shares of Capital Stock of the Borrower issued upon the exercise of options or restricted stock units granted under the Borrower’s equity plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement or (B) the grant or issuance by the Borrower of employee, consultant, or director stock options, restricted stock units or restricted stock in the ordinary course of business under the Borrower’s equity plans existing on the date of this Agreement. The Offer Notice shall constitute the Offeror’s offer to issue the Offered Securities to the Initial Lender, which offer shall be irrevocable for five (5) Business Days. By delivering the Offer Notice, the Offeror represents and warrants to the Initial Lender: (i) the Offeror has full right, title and interest in and to the Offered Securities; (ii) the Offeror has all the necessary power and authority and has taken all necessary action to enter into the Proposed Equity Issuance as contemplated by this Section 2.16; and (iii) the Offered Securities are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement. Upon receipt of the Offer Notice, the Initial Lender shall have the right to purchase, and to require the Offeror to sell to the Initial Lender, all or any portion of the Offered Securities by delivering a written notice (the “ROFR Exercise Notice”) to the Offeror within five (5) Business Days of receipt of the Offer Notice (the “ROFR Exercise Period”), stating the number (including where such number is zero), type, and series of Offered Securities that the Initial Lender elects to purchase on the terms and respective purchase prices set forth in the Offer Notice; provided that, prior to the end of such ROFR Exercise Period, the Initial Lender may assign its right to purchase the Offered Securities to any of its Affiliates, and after such assignment such Affiliate shall be entitled, prior to the end of the ROFR Exercise Period, to exercise all rights of the Initial Lender pursuant to this Section 2.16 with respect to the applicable Offered Securities. By delivering the ROFR Exercise Notice, the Initial Lender or its Affiliate, as applicable, represents and warrants to the Offeror that the Initial Lender or its Affiliate, as applicable, has all the necessary power and authority and has taken all necessary action to purchase the Offered Securities as contemplated by this Section 2.16. The purchase and sale of the Offered Securities that the Initial Lender elects to purchase shall be completed within fifteen (15) days of delivery of the ROFR Exercise Notice. If Initial Lender does not purchase all of the Offered Securities offered to them by the Offeror in the Offer Notice, then the Offeror may sell any portion of the Offered Securities that the Initial Lender did not purchase to a third party within ninety (90) days after the expiry of the ROFR Exercise Period (the “ROFR Reoffer Period”) upon terms no more favorable to such third party than those set specified in the Offer Notice. If the Offeror’s Offered Securities (other than the Offered Securities purchased by Initial Lender) are not sold during the ROFR Reoffer Period, the Offeror shall, before any subsequent Proposed Equity Issuance of such Offered Securities, be required to comply again with this Section 2.16 in respect of such Offered Securities as if it were a new Proposed Equity Issuance.

ARTICLE III.

CONDITIONS PRECEDENT to the Closing Date and TO Borrowing of the Term LOANS

Section 3.1.             Conditions to Effectiveness. The obligations of the Lenders to make Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)                The Administrative Agent and the Lenders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Sole Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of one outside counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.

(b)                The Administrative Agent and the Lenders (or their counsels) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(i)                 a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent and the Required Lenders (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)               a certificate of a Responsible Officer of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, or equivalents thereto, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii)             certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;

(iv)              favorable written opinions from (2) Winston & Strawn LLP, counsel to the Loan Parties, (x) TCF Law Group PLLC, Massachusetts counsel to the Borrower, (y) Fox Rothschild LLP, Colorado counsel to Sherpa Government Solutions LLC and (z) Stikeman Elliott LLP, Canadian counsel to the Canadian Loan Parties, in each case, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)                a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(vi)              to the extent there will be a Borrowing of Term Loans on the Closing Date, a duly executed Notice of Borrowing;

(vii)            to the extent there will be a Borrowing of Term Loans on the Closing Date, a duly executed funds disbursement agreement;

(viii)          certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Term Loan Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(ix)              copies of (A) the quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended December 31, 2019 and (B) the audited consolidated and unaudited consolidating financial statements for the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2018;

(x)                a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent before and after giving effect to the consummation of the transactions contemplated to occur on the Closing Date;

(xi)              the Guaranty Agreement duly executed by each Subsidiary;

(xii)            the Fee Letters duly executed by the Borrower;

(xiii)          copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other Material Agreements; and

(xiv)          all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) at least three (3) Business Days prior to the Closing Date; provided that such information has been reasonably requested by the Administrative Agent or the Lenders at least five (5) Business Days prior to the Closing Date.

Section 3.2.             Conditions to Each Credit Event. The obligation of each Lender to make the Term Loan on the occasion of a Borrowing is subject to the satisfaction of the following conditions:

(a)                at the time of and immediately after giving effect to such Borrowing no Default or Event of Default shall exist;

(b)                at the time of and immediately after giving effect to such Borrowing all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(c)                since December 31, 2018, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)                the Borrower shall have delivered the required Notice of Borrowing; and

(e)                after giving effect to the making of such Borrowing under this Agreement, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

Section 3.3.             Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.             Existence; Power. Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.             Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Loan Parties and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Loan Parties, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.             Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents. Notwithstanding anything to the contrary set forth in this Section 4.3, solely for the period commencing on the Closing Date and ending at 5:00 p.m. on the date that is 30 days following the Closing Date (or such later date as agreed to in the sole discretion of the Administrative Agent or the Required Lenders), the RBC Credit Agreement shall not constitute a “Contractual Obligation” for purposes of clause (c) of this Section 4.3.

Section 4.4.             Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Withum, Smith and Brown PC and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2019, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2018, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5.             Litigation and Environmental Matters.

(a)                No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which an adverse determination could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)                Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.             Compliance with Laws and Agreements. The Loan Parties and each of their Subsidiaries are in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.             Investment Company Act. Neither the Loan Parties nor any of their Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.             Taxes. The Loan Parties and their Subsidiaries and each other Person for whose taxes the Loan Parties or any of their Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.             Margin Regulations. None of the proceeds of any of the Term Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Loan Parties nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10.         ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event or Canadian Pension Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Loan Parties, any of their Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Loan Parties, any of their Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Loan Parties or any of their Subsidiaries. The Loan Parties, each of their Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except as would not reasonably be expected to result in material liability. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Loan Parties, any of their Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Loan Parties or any of their Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Loan Parties nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11.         Ownership of Property; Insurance.

(a)                Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)                Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)                The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12.         Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Loan Parties are required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13.         Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Loan Parties’ knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Loan Parties’ knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.         Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15.         Solvency. After giving effect to the execution and delivery of the Loan Documents, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 4.16.         Sanctions and Anti-Corruption Laws.

(a)                None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.

(b)                Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions and Anti-Corruption Laws.

Section 4.17.         EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

Section 4.18.         Existing Obligations. There is no indebtedness or other obligations currently outstanding or otherwise owing by the Loan Parties and their Subsidiaries under the Convertible Note or the RBC Credit Agreement.

Section 4.19.         Defined Benefit Plan. None of the Loan Parties contributes to a Canadian Defined Benefit Plan.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.             Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)                as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower (or such later date as Borrower is permitted to file its annual report on Form 10-K, after giving effect to any applicable grace period or extension permitted by the SEC, but in no event later than one hundred twenty (120) days), a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Withum, Smith and Brown PC or other independent public accountants of nationally recognized standing that is reasonably satisfactory to the Required Lenders (without any “going concern” or like qualification, exception or explanation (other than any such qualification, exception or explanation set forth in audited financial statements prepared in connection with the Fiscal Year ended December 31, 2018 or such similarly related qualification, exception or explanation as may continue in any future reports) and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)                as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower (or such later date as Borrower is permitted to file its quarterly report on Form 10-Q, after giving effect to any applicable grace period or extension permitted by the SEC, but in no event later than sixty (60) days after the last day of the applicable Fiscal Quarter), an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c)                concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d)                concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                [reserved];

(f)                 Within five (5) Business Days after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)                promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a), (b) and (f) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and the Lenders shall have provided to the Borrower from time to time.

Section 5.2.             Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event, within three (3) Business Days (or, solely with respect to Section 5.2(d), 15 days, of the occurrence of any of the following) written notice of the following:

(a)                the occurrence of any Default or Event of Default;

(b)                the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)                promptly and in any event within 15 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event or Canadian Pension Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event or Canadian Pension Event and the action, if any, proposed to be taken with respect to such ERISA Event or Canadian Pension Event and a copy of any notice filed with the PBGC, the IRS or any other Governmental Authority pertaining to such ERISA Event or Canadian Pension Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

(e)                the occurrence of any default, event of default or similar occurrence, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default, event of default or similar occurrence, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f)                 any material amendment or modification to any agreement (together with a copy thereof) that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year (in each case, a “Material Agreement”), and prompt notice of any termination, expiration or loss of any Material Agreement; and

(g)                any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3.             Existence; Conduct of Business. The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.             Compliance with Laws. The Loan Parties will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.5.             Payment of Obligations. The Loan Parties will, and will cause each of their Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.             Books and Records. The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 5.7.             Visitation and Inspection. The Loan Parties will, and will cause each of their Subsidiaries to, permit any representative of the Administrative Agent or the Required Lenders to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or the Required Lenders may reasonably request after reasonable prior notice to the Borrower; provided, that (i) if an Event of Default has occurred and is continuing, no prior notice shall be required and (ii) if no Event of Default has occurred and is continuing, the Borrower shall only be responsible to reimburse the Administrative Agent or the Required Lenders, as applicable, for one such visitation and inspection per Fiscal Year.

Section 5.8.             Maintenance of Properties; Insurance. The Loan Parties will, and will cause each of their Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies, which are not Affiliates of the Loan Parties, insurance with respect to its properties and business, and the properties and business of their Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and will, upon request of the Administrative Agent or the Required Lenders, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries in accordance with this Section.

Section 5.9.             Use of Proceeds. The Borrower will use the proceeds of all Term Loans to finance working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 5.10.         Additional Subsidiaries. If any Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within twenty (20) days after any such Subsidiary is acquired or formed (or such longer period as may be agreed in writing in the sole discretion of the Administrative Agent or the Required Lenders), will cause such Subsidiary to become a Subsidiary Loan Party. A Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and, if requested, opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents as the Administrative Agent or the Required Lenders may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Guaranty Agreement. If any of Fraser Burlington Inc., a California corporation, GTY Technology Holdings, Inc., a Cayman islands corporation or GTY Technology Holdings, Inc., a Delaware corporation is no longer dormant or at any time has operations or material assets it shall, within 5 days (or such longer period agreed to in the sole discretion of the Administrative Agent or the Required Lenders), become a Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, accompanied by the items specified in subclause (i) through (iii) above.

Section 5.11.         Post-Closing Obligations. By 5:00 p.m. on the date that is (a) the 5th Business Day following the Closing Date (or such later date as agreed to in the sole discretion of the Administrative Agent or the Required Lenders), the Borrower shall have caused The Department of Better Technology, Inc., a Delaware corporation to have become a Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, accompanied by the items specified in subclause (i) through (iii) of Section 5.10 and (b) the 30th day following the Closing Date (or such later date as agreed to in the sole discretion of the Administrative Agent or the Required Lenders) (i) Bonfire Interactive US Ltd., a Delaware corporation, Fraser Burlington Inc., a California corporation, GTY Technology Holdings, Inc., a Cayman Islands corporation and GTY Technology Holdings, Inc., a Delaware corporation, shall each be dissolved and all of its transferable assets shall be transferred to a Loan Party, (ii) that certain Convertible Promissory Note, dated as of August 8, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Convertible Note”), between GTY Technology Holdings Inc., a Cayman Islands company, as maker, and GTY Investors, LLC, as payee, shall be terminated and of no further force and effect and (iii) either (x) that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “RBC Credit Agreement”), between Questica Inc. and Royal Bank of Canada, shall be terminated and of no force and effect and all Liens, security interests and other encumbrances granted to Royal Bank of Canada thereunder or under any other documents executed in connection therewith shall be released and terminated pursuant to documentation reasonably satisfactory to the Administrative Agent or (y) Royal Bank of Canada shall have (A) consented in writing to Questica Inc. executing and delivering the Loan Documents to which it is a party and performing its obligations under such Loan Documents (including its obligations as a Guarantor) and (B) waived in writing any defaults, events of default or similar occurrences under the RBC Credit Agreement that were caused by Questica Inc. taking the actions described in the foregoing subclause (A). The Loan Parties and their Subsidiaries shall not request or receive any borrowings or other extensions of credit under the Convertible Note or the RBC Credit Agreement on or after the Closing Date.

ARTICLE VI.

[Reserved]

ARTICLE VII.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains outstanding:

Section 7.1.             Indebtedness and Preferred Equity. The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)              Indebtedness created pursuant to the Loan Documents;

(b)             Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)              Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, that the aggregate principal amount of such Indebtedness does not exceed $250,000 at any time outstanding;

(d)             Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to a Loan Party; provided, that, any Indebtedness owing to the Borrower or a Domestic Subsidiary by a Foreign Subsidiary must also be permitted under Section 7.4(c);

(e)              Guarantees by any Loan Party of Indebtedness of any other Loan Party and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(f)               Permitted Seller Note Debt;

(g)              Indebtedness in connection with letters of credit provided to customers in the ordinary course of business and consistent with past practices not to exceed $600,000 at any time outstanding;

(h)              unsecured Indebtedness of any Loan Party incurred in connection with the financing of insurance premiums in the ordinary course of business and consistent with past practices;

(i)               Hedging Obligations permitted by Section 7.10; and

(j)                 Other unsecured Indebtedness (other than for borrowed money) not otherwise permitted by this Section 7.1, not to exceed $250,000 in the aggregate amount outstanding at any time

The Loan Parties will not, and will not permit any of their Subsidiaries to, issue any Disqualified Capital Stock.

Section 7.2.             Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)              Permitted Encumbrances;

(b)              Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)             purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) any such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(d)              Liens in connection Indebtedness permitted under Section 7.1(g); and

(e)             extensions, renewals, or replacements of any Lien referred to in subsections (b) through (d) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

(f)              other Liens securing Indebtedness in an aggregate amount not to exceed $150,000 at any time.

Section 7.3.             Fundamental Changes.

(a)              The Loan Parties will not, and will not permit any of their Subsidiaries to, merge, amalgamate or consolidate into any other Person, or permit any other Person to merge, amalgamate or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) any Loan Party may merge or amalgamate with a Person if such Loan Party is the surviving Person; (ii) any Loan Party may merge or amalgamate with any other Loan Party; provided, that, if such Loan Party is the Borrower or a Domestic Subsidiary than the Borrower or Domestic Subsidiary, as applicable, shall be the surviving Person, (iii) any Domestic Subsidiary may merge or amalgamate into another Domestic Subsidiary or the Borrower, provided that if any party to such merger or amalgamation is a Subsidiary Loan Party or the Borrower, the Subsidiary Loan Party or the Borrower, as applicable, shall be the surviving Person, (iv) any Foreign Subsidiary may merge or amalgamate into another Foreign Subsidiary or the Borrower, provided that if any party to such merger or amalgamation is a Subsidiary Loan Party or the Borrower, the Subsidiary Loan Party or the Borrower, as applicable, shall be the surviving Person, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party; provided, that, any such sale, transfer, lease or other disposal of assets from the Borrower or Domestic Subsidiary to a Foreign Subsidiary shall not exceed $250,000 in the aggregate after the Closing Date, and (vi) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 7.4.

(b)              The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.             Investments, Term Loans. The Loan Parties will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly-owned Subsidiary prior to such merger or amalgamation) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)              Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)              Permitted Investments;

(c)              Investments made by any Loan Party in or to any other Loan Party;

(d)              loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that in each case, the aggregate amount of all such loans and advances does not exceed $500,000 at any time outstanding;

(e)              Investments in Subsidiaries which are not Loan Parties in an amount not to exceed $250,000 in the aggregate in any Fiscal Year;

(f)              Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)             Investments consisting of accounts receivable and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business and consistent with past practices;

(h)              Hedging Transactions permitted by Section 7.10;

(i)               The creation or formation of a Subsidiary that becomes a Subsidiary Loan Party in accordance with Section 5.10; and

(j)               other Investments not otherwise permitted by this Section 7.4 not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) after the Closing Date.

Section 7.5.             Restricted Payments. The Loan Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except: (i) dividends or other distributions payable by the Borrower solely in its Capital Stock (other than Disqualified Capital Stock); (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower; provided that no Default or Event of Default shall have occurred and be continuing at the time such dividend or distribution is paid; (iii) Borrower may convert any of its convertible Capital Stock (including warrants) into other Capital Stock (other than Disqualified Capital Stock) issued by Borrower pursuant to the terms of such convertible securities or otherwise in exchange thereof; and (iv) Borrower may make cash payments in lieu of fractional shares.

Section 7.6.             Sale of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property (excluding, for the avoidance of doubt, the issuance, sale, or other disposition of any Capital Stock of the Borrower (other than Disqualified Capital Stock)) or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)              the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)             the sale of inventory in the ordinary course of business, Permitted Investments, Liens permitted by section 7.2, and Restricted Payment permitted by Section 7.5;

(c)              sales or dispositions as among (x) Loan Parties and (y) Subsidiaries that are not Loan Parties;

(d)             non-exclusive licenses and similar arrangements for the use of intellectual property (including, software) of a Loan Party or any of its Subsidiaries in the ordinary course of business and consistent with past practices; and

(e)              the sale or other disposition of such assets for fair market value in an aggregate amount not to exceed $1,000,000 after the Closing Date; provided that the net cash proceeds are applied in accordance with Section 2.8(a).

Section 7.7.             Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates; (c) any Restricted Payment permitted by Section 7.5; (d) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower’s board of directors; (e) issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock) not resulting in a Change in Control; and (f) the transactions set forth on attached Schedule 7.7 (as the same may be updated from time to time upon written approval by the Required Lenders), subject to the terms and conditions set forth thereon.

Section 7.8.             Restrictive Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of the Borrower or any of its Subsidiaries pending such sale, provided that (x) such restrictions and conditions apply only to a Subsidiary that is sold and such sale is permitted hereunder and (y) in connection with any potential sale of the Borrower, the Obligations will be satisfied and paid in full in cash and all of the Term Loan Commitments shall be terminated prior to or substantially concurrently with the consummation of such transaction, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.9.             Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).

Section 7.10.         Hedging Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Loan Parties acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.           Amendment to Material Documents. No Loan Party will, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under its certificate of incorporation, bylaws or other organizational documents.

Section 7.12.           Permitted Seller Note Debt .

(a)              The Loan Parties will not, and will not permit any of their Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Seller Note Debt in cash, or (ii) make any principal, interest or other payments on any Permitted Seller Note Deb in cash, in each case, to the extent any Default or Event of Default has occurred and is continuing or would result therefrom.

(b)              The Loan Parties will not, and will not permit any of their Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Seller Note Document if the effect of such amendment, modification or waiver is to (i) increase the yield on such Permitted Seller Note Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any such Subsidiary in respect of such Permitted Seller Note Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be materially adverse to the Administrative Agent or the Lenders.

Section 7.13.         Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Loan Parties or of any of their Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.14.          Sanctions and Anti-Corruption Laws. The Loan Parties will not, and will not permit any of their Subsidiaries to, request any Term Loan or, directly or indirectly, use the proceeds of any Term Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as the Sole Lead Arranger, the Administrative Agent, any Lender, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment , promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1.             Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)              the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)             the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)             any representation or warranty made or deemed made by or on behalf of the Loan Parties or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)              the Loan Parties shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2 (provided that, solely with respect to Section 5.2(a), delivery of any notice of default required to be delivered therein at any time will cure any Event of Default arising solely from the failure to timely deliver such notice)), 5.3 (with respect to the Loan Parties’ legal existence), 5.11 or Article VII; or

(e)              any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)               any part of the Permitted Seller Note Debt is accelerated, is declared to be due and payable or is required to be prepaid or redeemed, in each case at any time after the Closing Date; or

(g)             (i) the Loan Parties or any of their Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than the Permitted Seller Debt and any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness (other than any Permitted Seller Debt) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedge Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or

(h)             the Loan Parties or any of their Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, interim receiver, receiver-manager, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subclause (i) of this clause (h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, interim receiver, receiver-manager, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)              an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, interim receiver, receiver-manager, liquidator or other similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)              the Loan Parties and their Subsidiaries, taken as a whole, shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, their debts as they become due; or

(k)             (i) an ERISA Event or Canadian Pension Event shall have occurred that when taken together with other ERISA Events and Canadian Pension Events that have occurred, could reasonably be expected to result in liability to any Loan Party and its Subsidiaries in an aggregate amount exceeding $1,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $1,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $1,000,000; or

(l)               (l)             any judgment, writ, warrant of attachment or similar process involving an amount in excess of $1,000,000 in the aggregate shall be rendered against a Loan Party or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)            any non-monetary judgment or order shall be rendered against a Loan Party or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)              a Change in Control shall occur or exist; or

(o)              any provision of the Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty Agreement;

then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, whereupon the Term Loan Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Term Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 10.2 notwithstanding (i) any attempted cure or other action taken by any Loan Party or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 10.2).

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1.             Appointment of the Administrative Agent.

(a)             Each Lender irrevocably appoints Wilmington Trust, National Association as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)             It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2.             Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Any permissive or discretionary act or privilege of, or right or power conferred upon, the Administrative Agent enumerated in this Agreement or any other Loan Document shall not be deemed to be or otherwise construed as a duty or obligation, and the Administrative Agent shall not be personally liable or accountable for the performance of any such act, privilege, right or power except as otherwise expressly provided in this Agreement or such other Loan Document. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document, unless the Borrower and/or the Lenders have offered to the Administrative Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Administrative Agent in connection therewith. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to an officer of the Administrative Agent responsible for administering the transactions contemplated herein and the other Loan Documents by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, except to the extent such action or error in judgment was the result of the gross negligence or willful misconduct of the Administrative Agent, as determined in a final non-appealable judgment by a court of competent jurisdiction. No provision of this Agreement, any other Loan Document or any other document or instrument shall require the Administrative Agent to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or thereunder. In no event shall the Administrative Agent be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Administrative Agent shall not be held responsible or liable for, and shall have no duty to supervise, investigate or monitor, the actions or omissions of any other Person (including any other party hereto or any other Loan Document), in connection with this Agreement, the other Loan Documents or otherwise, and the Administrative Agent may assume performance by all such Persons of their respective obligations. If at any time the Administrative Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Administrative Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Administrative Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Administrative Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. The Administrative Agent shall not be liable or accountable to any Person for any failure or delay in the performance of its duties or obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, or any provision of any future law or regulation.

Section 9.3.             Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.             Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.             Reliance by the Administrative Agent. The Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.             The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.             Successor Administrative Agent.

(a)             The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint, or petition a court of competent jurisdiction to appoint at the expense (including all fees, costs, and expenses (including attorneys’ fees and expenses) incurred in connection with such petition) of Borrower, a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)             Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)             Any Person (i) into which the Administrative Agent may be merged or consolidated, (ii) which may result from any merger, conversion or consolidation to which the Administrative Agent shall be a party or (iii) which may succeed to all or substantially all of the corporate trust business of the Administrative Agent shall be the successor of the Administrative Agent hereunder and the other Loan Documents with respect to all the rights, duties and obligations of the Administrative Agent hereunder, without the execution or filing of any instrument or any further act on the part of any of the parties; provided, that, prior to the occurrence of an event specified in subclause (iii), the Administrative Agent shall notify the Required Lenders thereof.

Section 9.8.             Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9.             Administrative Agent May File Proofs of Claim.

(a)             In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(a)                Any custodian, receiver, interim receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.             Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.1.         Notices.

(a)                Written Notices.

(i)                 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	GTY Technology Holdings Inc.
418 N. Fair Oaks Ave., Ste. 301
Pasadena, CA 9110
Attention: Justin Kerr Telecopy Number: N/A
Email: jkerr@ecivis.com

With a copy to (for Information purposes only):	Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Joel L. Rubinstein
Fax: 212-294-4700
Email: JRubinstein@winston.com

To the Administrative Agent:	Wilmington Trust, National Association 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Nikki Kroll Telecopy Number: (612) 217- 5651

With a copy to:	UBS O'Connor LLC Attention: Jeff Richmond
Email: OL-UBSOC-OPSLOAN@UBS.COM Telecopy Number (312) 525-6271

With a copy to:	UBS O'Connor LLC Attention: Sandeep Tickoo
Email: Sandeep.Tickoo@ubs.com
With a copy to:	UBS O'Connor LLC Attention: Kevin Russell
Email: Kevin.Russell@ubs.com and OL-Oconnor@mfsadmin.com

With a copy to:	UBS O'Connor LLC Attention: Connor Burke
Email: connor.burke@ubs.com

With a copy to (for
Information purposes only):	King & Spalding LLP 353 N. Clark Street 12th Floor Chicago, IL 60654 Attention: Amy Peters, Evan Palenschat Telecopy Number: 312-995-6330

Alston & Bird LLP 101 S. Tryon Street, Suite 4000 Charlotte, NC 28280 Attention: Jason Solomon Telecopy Number: (704) 444-1111

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(ii)               Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.

(b)                Electronic Communications.

(i)                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)               Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                      Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Section 10.1(a) or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(a); and

(ii)               if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(d)                      All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(e)                      Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

Section 10.2.         Waiver; Amendments.

(a)                No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)                No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)        increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(ii)        reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby;

(iii)        postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Loan Commitment, without the written consent of each Lender affected thereby;

(iv)        change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)        change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi)        release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or

(vii)        release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)                Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d)                Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.

Section 10.3.         Expenses; Indemnification.

(a)                The Borrower shall pay (i) all reasonable and documented, out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Lenders and their Affiliates and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of one outside counsel) incurred by the Administrative Agent or the Required Lenders in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)                The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including in connection with enforcing the terms of this Agreement (including the indemnities set forth in this Section 10.3) and any other Loan Document, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee (such term solely for the purposes of this Section 10.3(b)(y) shall exclude the Administrative Agent, any sub-agent thereof and any of its Related Parties) for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)                The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)                To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (in accordance with its respective Term Loan Commitment (or Term Loans, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(e)                To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof; provided that nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)                 All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4.         Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments and Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $250,000 with respect to Term Loans and in minimum increments of $250,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 8.1(a), (b), (h), (i) or (j) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Loan Commitments assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 8.1(a), (b), (h), (i) or (j) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender.

(iv)        Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.13(g).

(v)        No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, and receipt by the Administrative Agent of the processing and recordation fee set forth in Section 10.4(b)(iv) above, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)                The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Wilmington Trust, National Association serves in such capacity, Wilmington Trust, National Association and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)                Any Lender may at any time, without the consent of, or notice to, the Borrower, or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Term Loan Commitment of such Lender; (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Loan Commitment; (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Term Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(f) as though it were a Lender.

(f)                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.         Governing Law; Jurisdiction; Consent to Service of Process.

(a)                This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.

(b)                The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.         Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 10.8.         Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent, the Lenders and their Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.         Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 9.8 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Loan Commitments, the termination of this Agreement or any provision hereof or the resignation or removal of the Administrative Agent.

Section 10.10.     Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.     Confidentiality. Each of the Administrative Agent and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any Information (as defined below) relating to the Borrower or any of its Subsidiaries or any of their respective businesses, except that such Information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such Information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any Information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential Information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern. The Sole Lead Arranger may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available Information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, the Sole Lead Arranger may provide to market data collectors, such as league table, or other service providers to the lending industry, Information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder.

For purposes of this Section, “Information” means all written information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided that any information marked “PUBLIC” may also be marked “Confidential”.

Section 10.12.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which may be treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13.     Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14.     Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement  provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between  the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to  the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16.     Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each Loan Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                      the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                      the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.18.     Certain ERISA Matters.

(a)                      Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                      In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.19.     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                      In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)                      As used in this Section 10.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)                 a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)               a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)             a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

GTY TECHNOLOGY HOLDINGS INC.

By	/s/ John Curran
	Name:	John Curran
	Title:	Chief Financial Officer

SUBSIDIARY LOAN PARTIES:

CITYBASE, INC.

By	/s/ John Curran
	Name:	John Curran
	Title:	Vice President

ECIVIS, INC.

By	/s/ John Curran
	Name:	John Curran
	Title:	Vice President

OPEN COUNTER ENTERPRISES INC.

By	/s/ John Curran
	Name:	John Curran
	Title:	Vice President

SHERPA GOVERNMENT SOLUTIONS LLC, a
Delaware limited liability company

By	/s/ John Curran
	Name:	John Curran
	Title:	Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

SHERPA GOVERNMENT SOLUTIONS LLC, a
Colorado limited liability company

By: Sherpa Government Solutions LLC, a
Delaware limited liability company, its Sole Member

By	/s/ John Curran
	Name:	John Curran
	Title:	Vice President

QUESTICA LTD.

By	/s/ John Curran
	Name:	John Curran
	Title:	Director

BONFIRE INTERACTIVE LTD.
QUESTICA SOFTWARE INC.
QUESTICA USCDN INVESTMENTS INC.
1176370 B.C. UNLIMITED LIABILITY COMPANY
1176363 B.C. LTD.
1176368 B.C. LTD.

By	/s/ John Curran
	Name:	John Curran
	Title:	Director

SIGNATURE PAGE TO

CREDIT AGREEMENT

Wilmington Trust, National Association
as the Administrative Agent

By	/s/ Nicole Kroll
	Name:	Nicole Kroll
	Title:	Assistant Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

Nineteen77 Global Multi-Strategy Alpha Master Limited
as the Lender

By	/s/ Connor Burke
	Name:	Connor Burke
	Title:	Director

By	/s/ Betsy Kadlec
	Name:	Betsy Kadlec
	Title:	Managing Director, UBS O' Connor LLC

Execution Version

Exhibit A

Form of Assignment and Acceptance

THIS ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) is made and entered into as of [_____] (the “Assignment Date”), by and between [name of assignor] (the “Assignor”) and [name of assignee] (the “Assignee”).

Reference is made to the Credit Agreement, dated as of February 14, 2020 (as amended and in effect on the date hereof, the “Credit Agreement”), among GTY Technology Holdings Inc., a Massachusetts corporation, the lenders from time to time party thereto and Wilmington Trust, National Association, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Term Loan of the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.13(g) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (the “Effective Date”):

Assigned Interest:

Facility	Principal Amount Assigned	Percentage Assigned of Term Loan[1]
Term Loan	$[_____]	[_____]%

[1]	Set forth, to at least 8 decimals, as a percentage of the aggregate Term Loans of all Lenders thereunder.

The terms set forth above are hereby agreed to by the undersigned:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

The undersigned hereby consent[s] to the within assignment2:

GTY TECHNOLOGY HOLDINGS INC.,
as Borrower

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[2]	Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

Exhibit A

EXHIBIT B

Form of Guaranty Agreement

[Attached]

GUARANTY AGREEMENT

dated as of February 14, 2020

made by

GTY TECHNOLOGY HOLDINGS INC.

as Borrower

and

The Guarantors FroM Time to Time Party Hereto

in favor of

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Administrative Agent

TABLE OF CONTENTS

ARTICLE I Definitions		1
Section 1.1	Definitions.	1
Section 1.2	Other Definitional Provisions; References. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Schedules and Annexes shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Schedules and Annexes to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.	1
ARTICLE II Guarantee		2
Section 2.1	Guarantee.	2
Section 2.2	Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. dollars at the office of the Administrative Agent specified pursuant to the Credit Agreement.	4
ARTICLE III Acknowledgments, Waivers and Consents		4
Section 3.1	Acknowledgments, Waivers and Consents	4
Section 3.2	No Subrogation, Contribution or Reimbursement .Until all Guaranteed Obligations are irrevocably satisfied in full in cash and all commitments of each Lender under the Credit Agreement or any other Loan Document have been irrevocably terminated, notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Lender against the Borrower or any other Guarantor or any guarantee or right of offset held by the Administrative Agent or any other Lender for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, and each Guarantor hereby expressly waives, releases and agrees not to exercise any or all such rights of subrogation, reimbursement, indemnity and contribution. Each Guarantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Guarantor may have against the Borrower or any other Guarantor or against any guarantee or right of offset held by the Administrative Agent or any other Lender shall be junior and subordinate to any rights the Administrative Agent and the other Lenders may have against the Borrower and such Guarantor and to all right, title and interest the Administrative Agent and the other Lenders may have in such guarantee or right of offset.	6

i

ARTICLE IV Representations and Warranties		6
Section 4.1	Confirmation of Representations in Credit Agreement. Each Guarantor represents and warrants to the Lenders that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Guarantor (in its capacity as a Loan Party or a Subsidiary of the Borrower, as the case may be) or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects (without duplication of any materiality qualifier therein); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section, be deemed to be a reference to such Guarantor’s knowledge.	6
Section 4.2	Benefit to the Guarantors. As of the Closing Date, the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses permitted pursuant to Section 7.3(b) of the Credit Agreement. Each Guarantor is a direct or indirect Subsidiary of the Borrower, and the guaranty and surety obligations of each Guarantor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and each Guarantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.	6
Section 4.3	Legal Name, Organizational Status, Chief Executive Office. On the Closing Date, the correct legal name of such Guarantor, such Guarantor’s jurisdiction of organization, organizational identification number, federal (and, if applicable, state) taxpayer identification number and the location of such Guarantor’s chief executive office or sole place of business are specified on Schedule 2.	7

ii

Section 4.4	Truth of Information. All information set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Guarantor to the Administrative Agent or any other Lender, and all other written information heretofore or hereafter furnished by such Guarantor to the Administrative Agent or any other Lender, is and will be true and correct in all material respects as of the date furnished.	7
ARTICLE V Covenants		7
Section 5.1	Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.	7
ARTICLE VI Remedial Provisions		7
ARTICLE VII The Administrative Agent		8
Section 7.1	Authority of the Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.	8
ARTICLE VIII Subordination of Indebtedness		8
Section 8.1	Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to any Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After the occurrence and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.	8

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Section 8.2	Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Guarantor, the Administrative Agent on behalf of the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Lenders for application against the Guaranteed Obligations as provided in the Credit Agreement. Should the Administrative Agent or any other Lender receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Guaranteed Obligations and termination of all Term Loan Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Lenders to the extent that such payments to the Administrative Agent and the other Lenders on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Administrative Agent and the other Lenders had not received dividends or payments upon the Guarantor Claims.	8
Section 8.3	Payments Held in Trust. In the event that, notwithstanding Section 8.1 and Section 8.2, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees (a) to hold in trust for the Administrative Agent and the other Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Lenders; and each Guarantor covenants promptly to pay the same to the Administrative Agent.	8

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ARTICLE IX Miscellaneous		9
Section 9.1	Waiver. No failure on the part of the Administrative Agent or any other Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.	9
Section 9.2	Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.	9
Section 9.3	Payment of Expenses, Indemnities. Section 10.3 of the Credit Agreement is hereby incorporated herein, mutatis mutandis.	9
Section 9.4	Currency of Payment Each Guarantor hereby agrees that payments hereunder on account of the Guaranteed Obligations shall be made in the currency agreed to pursuant to the Credit Agreement (the “Agreed Currency”) in which the Guaranteed Obligations are payable and, if any payment is received in another currency (the “Other Currency”), such payment shall constitute a discharge of the liability of such Guarantor hereunder only to the extent of the amount of the Agreed Currency which the Administrative Agent is able to purchase with the amount of the Other Currency received by it on the business day next following such receipt in accordance with normal procedures and after deducting any premium and costs of exchange.	9
Section 9.5	Judgment Currency	9
Section 9.6	Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Credit Agreement.	10
Section 9.7	Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Lenders, the future holders of the Term Loans, and their respective successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or Guaranteed Obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.	10

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Section 9.8	Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.	10
Section 9.9	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.	10
Section 9.10	Survival. The obligations of the parties under Section 9.3 shall survive the repayment of the Guaranteed Obligations and the termination of the Credit Agreement and the Term Loan Commitments. To the extent that any payments on the Guaranteed Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then, to such extent, the Guaranteed Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Lenders’ rights, powers and remedies under this Agreement and each other applicable Loan Document shall continue in full force and effect. In such event, each applicable Loan Document shall be automatically reinstated and each Guarantor shall take such action as may be reasonably requested by the Administrative Agent and the other Lenders to effect such reinstatement.	10
Section 9.11	Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.	10
Section 9.12	No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.	10
Section 9.13	Governing Law; Submission to Jurisdiction. Section 10.5 of the Credit Agreement is hereby incorporated herein, mutatis mutandis, provided that, in the case of the Canadian Guarantors, for the purposes of Section 10.5(a) the reference to the law of State of New York shall be deemed to be the laws of the Province of British Columbia and the federal laws applicable therein.	11

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Section 9.14	WAIVER OF JURY TRIAL. Section 10.6 of the Credit Agreement is hereby incorporated herein, mutatis mutandis.	11
Section 9.15	Acknowledgments	11
Section 9.16	Additional Guarantors. Each Person that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement and is not a signatory hereto shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Annex I.	11
Section 9.17	Set-Off. Each Guarantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lenders shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Guarantor or any of its Subsidiaries at any of its offices, in dollars or in any other currency, and (ii) Obligations then due and payable to such Lender (or any Affiliate of such Lender), which are not paid when due, in which case it shall promptly notify the Borrower and the Administrative Agent thereof; provided that such Lender’s failure to give such notice shall not affect the validity thereof.	12
Section 9.18	Releases. Upon the complete payment in full in cash of all Guaranteed Obligations and the termination of the Credit Agreement and all Term Loan Commitments, the Administrative Agent, at the written request and expense of the Borrower, will promptly release the Guarantors from their respective obligations under the Guaranty, without recourse, representation, warranty or other assurance of any kind, and declare this Agreement to be of no further force or effect. The Guaranteed Obligations and all of the rights, powers and remedies in connection herewith shall remain in full force and effect until the Administrative Agent has, executed a written release or termination statement releasing the Guarantors from their obligations under the Guaranty, which written release or termination statement shall contain a customary provision releasing the Administrative Agent and the Lenders from all claims by the Borrower or any of its Subsidiaries relating to this Agreement, the other Loan Documents, the Term Loans, the Term Loan Commitments and anything related to the foregoing.	12

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Section 9.19	Reinstatement. The obligations of each Guarantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.	12
Section 9.20	Acceptance. Each Guarantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Lenders being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.	12

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 Schedules

Schedule 1	-	Notice Addresses
Schedule 2	-	Legal Name, Organizational Status, Chief Executive Office

Annexes

Annex I	-	Form of Joinder Agreement

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GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of February 14, 2020 is made by GTY Technology Holdings INC., a Massachusetts corporation (the “Borrower”), and certain Subsidiaries of the Borrower identified on the signature pages hereto as “Guarantors” (together with any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, each, a “Guarantor” and, collectively, the “Guarantors”), in favor of Wilmington Trust, National Association, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower is entering into that certain Credit Agreement, dated as of the date hereof, by and among the Borrower, the lenders from time to time parties thereto and the Administrative Agent, providing for a term loan facility (as amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, it is a condition precedent to the obligations of the Lenders and the Administrative Agent under the Loan Documents that the Guarantors are required to enter into this Agreement, pursuant to which the Guarantors shall guaranty all Obligations of the Borrower;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

ARTICLE I

Definitions

Section 1.1            Definitions. (a)Each term defined above shall have the meaning set forth above for all purposes of this Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement.

(b)            The following terms shall have the following meanings:

“Agreement” shall mean this Guaranty Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Guarantors” shall mean Bonfire Interactive Ltd., Questica Inc., Questica US/CDN Inc. and any other Guarantor incorporated, amalgamated or continued under the laws of Canada or any Province thereunder that become a party hereto from time to time after the date hereof.

“Guaranteed Obligations” shall have the meaning set forth in Section 2.1(a).

Section 1.2            Other Definitional Provisions; References. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Schedules and Annexes shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Schedules and Annexes to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Guarantee

Section 2.1            Guarantee. (a)(a) Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of all Obligations of the Borrower and the other Loan Parties, including, without limitation, (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (B) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents; (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents (all the monetary and other obligations referred to in the preceding clauses (i) and (ii) being collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

(b)            Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Guarantor.

(c)            It is the intent of each Guarantor and the Administrative Agent that the maximum obligations of the Guarantors hereunder shall be, but not in excess of:

(i)            in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq., as amended and in effect from time to time (the “Bankruptcy Code”), on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

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(ii)           in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)          in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code or any Debtor Relief Laws (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, receivership, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in clauses (i), (ii) and (iii) of this subsection, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

This subsection is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this subsection as against the Administrative Agent or any Lender that would not otherwise be available to such Person under the Avoidance Provisions.

Notwithstanding the foregoing, this subsection 2.1(c) shall not apply to the Canadian Guarantors.

(d)            Each Guarantor agrees that if the maturity of any of the Guaranteed Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article shall remain in full force and effect until all Guaranteed Obligations are irrevocably satisfied in full and all Term Loan Commitments have been irrevocably terminated, notwithstanding that, from time to time during the term of the Credit Agreement, no Obligations may be outstanding.

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Section 2.2            Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. dollars at the office of the Administrative Agent specified pursuant to the Credit Agreement.

ARTICLE III

Acknowledgments, Waivers and Consents

Section 3.1            Acknowledgments, Waivers and Consents.

(a)            Each Guarantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee of obligations of Persons other than such Guarantor and that such Guarantor’s guarantee of the Guaranteed Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Guarantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Loan Documents, that each Guarantor shall remain obligated hereunder (including, without limitation, with respect to each Guarantor the guarantee made by it herein), and the enforceability and effectiveness of this Agreement and the liability of such Guarantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Lenders under this Agreement and the other Loan Documents, shall not be affected, limited, reduced, discharged or terminated in any way:

(i)            notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (A) any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or any other Lender may be rescinded by the Administrative Agent or such other Lender and any of the Guaranteed Obligations continued; (B) the Guaranteed Obligations, and the liability of any other Person upon or for any part thereof may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Lender; (C) the Credit Agreement, the other Loan Documents and all other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all Lenders, or the other parties thereto, as the case may be) may deem advisable from time to time; (D) the Borrower, any Guarantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to any Loan Document; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally; and

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(ii)           regardless of, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability of the Credit Agreement, any other Loan Document, any of the Guaranteed Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Lender; (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or any other Person against the Administrative Agent or any other Lender; (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, receivership, liquidation, disability, dissolution or lack of power of any Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations or the failure of the Administrative Agent or any other Lender to file or enforce a claim in bankruptcy or other proceeding with respect to any Person, or any sale, lease or transfer of any or all of the assets of any Guarantor, or any changes in the shareholders of any Guarantor; (D) any failure of the Administrative Agent or any other Lender to marshal assets in favor of any Guarantor or any other Person, to pursue or exhaust any right, remedy, power or privilege it may have against any Guarantor or any other Person or to take any action whatsoever to mitigate or reduce any Guarantor’s liability under this Agreement or any other Loan Document; (E) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (F) the possibility that the Guaranteed Obligations may at any time and from time to time exceed the aggregate liability of such Guarantor under this Agreement; or (G) any other circumstance or act whatsoever, including any action or omission of the type described in subsection (a)(i) of this Section (with or without notice to or knowledge of any Guarantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in Article II, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.

(b)            Each Guarantor hereby waives to the extent permitted by law (i) except as expressly provided otherwise in any Loan Document, all notices to such Guarantor, or to any other Person, including, but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the creation, renewal, extension, modification or accrual of any Guaranteed Obligations, or notice of or proof of reliance by the Administrative Agent or any other Lender upon the guarantee contained in Article II, or of default in the payment or performance of any of the Guaranteed Obligations owed to the Administrative Agent or any other Lender and enforcement of any right or remedy with respect thereto, or notice of any other matters relating thereto; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and no notice of creation of the Guaranteed Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Guarantor’s liability hereunder or the enforcement thereof; (iv) all rights of revocation with respect to the guarantee contained in Article II; and (v) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(c)            When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Lender may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Lender against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

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Section 3.2            No Subrogation, Contribution or Reimbursement ..Until all Guaranteed Obligations are irrevocably satisfied in full in cash and all commitments of each Lender under the Credit Agreement or any other Loan Document have been irrevocably terminated, notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Lender against the Borrower or any other Guarantor or any guarantee or right of offset held by the Administrative Agent or any other Lender for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, and each Guarantor hereby expressly waives, releases and agrees not to exercise any or all such rights of subrogation, reimbursement, indemnity and contribution. Each Guarantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Guarantor may have against the Borrower or any other Guarantor or against any guarantee or right of offset held by the Administrative Agent or any other Lender shall be junior and subordinate to any rights the Administrative Agent and the other Lenders may have against the Borrower and such Guarantor and to all right, title and interest the Administrative Agent and the other Lenders may have in such guarantee or right of offset.

ARTICLE IV

Representations and Warranties

To induce the Administrative Agent and the other Lenders to enter into the Credit Agreement and the other Loan Documents, to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor represents and warrants to the Administrative Agent and each other Lender as follows:

Section 4.1            Confirmation of Representations in Credit Agreement. Each Guarantor represents and warrants to the Lenders that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Guarantor (in its capacity as a Loan Party or a Subsidiary of the Borrower, as the case may be) or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects (without duplication of any materiality qualifier therein); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section, be deemed to be a reference to such Guarantor’s knowledge.

Section 4.2            Benefit to the Guarantors. As of the Closing Date, the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses permitted pursuant to Section 7.3(b) of the Credit Agreement. Each Guarantor is a direct or indirect Subsidiary of the Borrower, and the guaranty and surety obligations of each Guarantor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and each Guarantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

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Section 4.3            Legal Name, Organizational Status, Chief Executive Office. On the Closing Date, the correct legal name of such Guarantor, such Guarantor’s jurisdiction of organization, organizational identification number, federal (and, if applicable, state) taxpayer identification number and the location of such Guarantor’s chief executive office or sole place of business are specified on Schedule 2.

Section 4.4           Truth of Information. All information set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Guarantor to the Administrative Agent or any other Lender, and all other written information heretofore or hereafter furnished by such Guarantor to the Administrative Agent or any other Lender, is and will be true and correct in all material respects as of the date furnished.

ARTICLE V

Covenants

Each Guarantor covenants and agrees with the Administrative Agent and the other Lenders that, from and after the date of this Agreement until the Guaranteed Obligations shall have been paid in full and all Term Loan Commitments shall have been terminated:

Section 5.1           Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

ARTICLE VI

Remedial Provisions

If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, and in any other instrument or agreement evidencing or relating to the Guaranteed Obligations, all rights, remedies, powers and privileges of a secured party under the applicable law or otherwise available at law or equity.

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ARTICLE VII

The Administrative Agent

Section 7.1           Authority of the Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VIII

Subordination of Indebtedness

Section 8.1           Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to any Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After the occurrence and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 8.2            Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Guarantor, the Administrative Agent on behalf of the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Lenders for application against the Guaranteed Obligations as provided in the Credit Agreement. Should the Administrative Agent or any other Lender receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Guaranteed Obligations and termination of all Term Loan Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Lenders to the extent that such payments to the Administrative Agent and the other Lenders on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Administrative Agent and the other Lenders had not received dividends or payments upon the Guarantor Claims.

Section 8.3            Payments Held in Trust. In the event that, notwithstanding Section 8.1 and Section 8.2, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees (a) to hold in trust for the Administrative Agent and the other Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Lenders; and each Guarantor covenants promptly to pay the same to the Administrative Agent.

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ARTICLE IX

Miscellaneous

Section 9.1           Waiver. No failure on the part of the Administrative Agent or any other Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

Section 9.2           Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Section 9.3            Payment of Expenses, Indemnities. Section 10.3 of the Credit Agreement is hereby incorporated herein, mutatis mutandis.

Section 9.4           Currency of Payment Each Guarantor hereby agrees that payments hereunder on account of the Guaranteed Obligations shall be made in the currency agreed to pursuant to the Credit Agreement (the “Agreed Currency”) in which the Guaranteed Obligations are payable and, if any payment is received in another currency (the “Other Currency”), such payment shall constitute a discharge of the liability of such Guarantor hereunder only to the extent of the amount of the Agreed Currency which the Administrative Agent is able to purchase with the amount of the Other Currency received by it on the business day next following such receipt in accordance with normal procedures and after deducting any premium and costs of exchange.

Section 9.5            Judgment Currency

(a)            If, for the purpose of obtaining judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency, then the conversion shall be made on the basis of the rate of exchange prevailing on the business day next preceding the day on which judgment is given. For the foregoing purposes “rate of exchange” means the rate at which the Administrative Agent, in accordance with its normal banking procedures, is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

(b)            The obligation of each Guarantor in respect of any sum due to the Administrative Agent and the Lenders hereunder shall, notwithstanding any judgment in a currency other than the Agreed Currency, be discharged only to the extent that on the business day following receipt by the Administrative Agent and the Lenders of any sum adjudged to be so due in such other currency, the Administrative Agent or any of the Lenders may, in accordance with normal banking procedures, purchase the Agreed Currency with such other currency after deducting any premiums and costs of exchange. In the event that the Agreed Currency so purchased is less than the sum originally due to Administrative Agent and the Lenders in the Agreed Currency, the Guarantor, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless the Administrative Agent and the Lenders against such loss.

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Section 9.6            Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Credit Agreement.

Section 9.7           Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Lenders, the future holders of the Term Loans, and their respective successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or Guaranteed Obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.

Section 9.8           Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.9            Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 9.10         Survival. The obligations of the parties under Section 9.3 shall survive the repayment of the Guaranteed Obligations and the termination of the Credit Agreement and the Term Loan Commitments. To the extent that any payments on the Guaranteed Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then, to such extent, the Guaranteed Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Lenders’ rights, powers and remedies under this Agreement and each other applicable Loan Document shall continue in full force and effect. In such event, each applicable Loan Document shall be automatically reinstated and each Guarantor shall take such action as may be reasonably requested by the Administrative Agent and the other Lenders to effect such reinstatement.

Section 9.11         Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 9.12         No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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Section 9.13         Governing Law; Submission to Jurisdiction. Section 10.5 of the Credit Agreement is hereby incorporated herein, mutatis mutandis, provided that, in the case of the Canadian Guarantors, for the purposes of Section 10.5(a) the reference to the law of State of New York shall be deemed to be the laws of the Province of British Columbia and the federal laws applicable therein.

Section 9.14          WAIVER OF JURY TRIAL. Section 10.6 of the Credit Agreement is hereby incorporated herein, mutatis mutandis.

Section 9.15          Acknowledgments.

(a)           Each Guarantor hereby acknowledges that:

(i)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(ii)           neither the Administrative Agent nor any other Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

(b)            Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents to which it is a party and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents to which it is a party; that it has in fact read this Agreement and the other Loan Documents to which it is a party and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement and the other Loan Documents to which it is a party; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents to which it is party; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents to which it is a party; and that it recognizes that certain of the terms of this Agreement and other Loan Documents to which it is a party result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each Guarantor agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement or the other Loan Documents to which it is a party on the basis that such Guarantor had no notice or knowledge of such provision or that the provision is not “conspicuous”.

(c)            Each Guarantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against any other Guarantor, the Administrative Agent, the other Lenders or any other Person. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

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Section 9.16         Additional Guarantors. Each Person that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement and is not a signatory hereto shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Annex I.

Section 9.17         Set-Off. Each Guarantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lenders shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Guarantor or any of its Subsidiaries at any of its offices, in dollars or in any other currency, and (ii) Obligations then due and payable to such Lender (or any Affiliate of such Lender), which are not paid when due, in which case it shall promptly notify the Borrower and the Administrative Agent thereof; provided that such Lender’s failure to give such notice shall not affect the validity thereof.

Section 9.18         Releases. Upon the complete payment in full in cash of all Guaranteed Obligations and the termination of the Credit Agreement and all Term Loan Commitments, the Administrative Agent, at the written request and expense of the Borrower, will promptly release the Guarantors from their respective obligations under the Guaranty, without recourse, representation, warranty or other assurance of any kind, and declare this Agreement to be of no further force or effect. The Guaranteed Obligations and all of the rights, powers and remedies in connection herewith shall remain in full force and effect until the Administrative Agent has, executed a written release or termination statement releasing the Guarantors from their obligations under the Guaranty, which written release or termination statement shall contain a customary provision releasing the Administrative Agent and the Lenders from all claims by the Borrower or any of its Subsidiaries relating to this Agreement, the other Loan Documents, the Term Loans, the Term Loan Commitments and anything related to the foregoing.

Section 9.19         Reinstatement. The obligations of each Guarantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 9.20         Acceptance. Each Guarantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Lenders being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

GTY TECHNOLOGY HOLDINGS INC.

By:
Name:
Title:

GUARANTORS:

CITYBASE, INC.

By:
Name:
Title:

ECIVIS, INC.

By:
Name:
Title:

OPEN COUNTER ENTERPRISES INC.

By:
Name:
Title:

SHERPA GOVERNMENT SOLUTIONS LLC

By:
Name:
Title:

SHERPA GOVERNMENT SOLUTIONS LLC

By:
Name:
Title:

Signature Page to

Guaranty Agreement

QUESTICA LTD.

By:
Name:
Title:

BONFIRE INTERACTIVE LTD.

By:
Name:
Title:

QUESTICA SOFTWARE INC.

By:
Name:
Title:

QUESTICA USCDN INVESTMENTS INC.

By:
Name:
Title:

1176370 B.C. UNLIMITED LIABILITY COMPANY

By:
Name:
Title:

1176363 B.C. LTD.

By:
Name:
Title:

1176368 B.C. LTD.

By:
Name:
Title:

Signature Page to

Guaranty Agreement

Acknowledged and Agreed to as of the date hereof:

ADMINISTRATIVE AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

Notice Addresses

To each Guarantor:

GTY Technology Holdings Inc.

418 N. Fair Oaks Ave., Ste. 301

Pasadena, CA 91103

Attention: Justin Kerr

Telecopy Number: N/A

Email: jkerr@ecivis.com

SCHEDULE 2

Legal Name, Organizational Status, Chief Executive Office

Legal Name	Jurisdiction of Organization	Tax ID#	Organizational #	Location of Office

ANNEX I

Form of Joinder Agreement

THIS JOINDER AGREEMENT, dated as of [______], 20___ (this “Joinder Agreement”), is made by [name of new Subsidiary], a [state of incorporation] [corporation] (the “Additional Guarantor”), in favor of Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Guaranty Agreement referred to below). All capitalized terms not defined herein shall have the meanings assigned to them in the Guaranty Agreement.

WHEREAS, GTY Technology Holdings Inc., a Massachusetts corporation (the “Borrower”), the lenders from time to time parties thereto and the Administrative Agent have entered into a Credit Agreement, dated as of February 14, 2020 (as amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries have entered into the Guaranty Agreement, dated as of February 14, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty Agreement;

NOW, THEREFORE, it is agreed:

Section 1            Guaranty Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 9.14 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Article IV of the Guaranty Agreement is true and correct on and as of the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date.

Section 2            Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof:

ADMINISTRATIVE AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

EXHIBIT 2.2

Form of Notice of Borrowing

[Date]

Wilmington Trust, National Association,

as the Administrative Agent

for the Lenders referred to below

[________]

[________]

Attention: [_____]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of February 14, 2020 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as the Borrower, the lenders from time to time party thereto, and Wilmington Trust, National Association, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A) Aggregate principal amount of such Borrowing:[3]
(B) Date of such Borrowing[4]:
(C) Location and number of the Borrower’s account to which proceeds of such Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in Sections 3.1 and 3.2 of the Credit Agreement are satisfied.

[3]	Minimum draw is $6,000,000 (or the remaining amount of the Term Loan Commitment).
[4]	Which is a Business Day during the Availability Period.

Very truly yours,

GTY TECHNOLOGY HOLDINGS INC.

By:
Name:
Title:

cc:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290

Minneapolis, MN 55402
Attention: Nikki Kroll

Telecopy Number: (612) 217-5651

Exhibit 2.2

EXHIBIT 2.13A

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GTY Technology Holdings Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT 2.13B

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GTY Technology Holdings Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT 2.13C

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GTY Technology Holdings Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT 2.13D

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GTY Technology Holdings Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT 3.1(b)(v)

Form of Officer’s Certificate

February 14, 2020

Reference is made to the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among GTY Technology Holdings Inc. (the “Borrower”), the lenders from time to time party thereto and Wilmington Trust, National Association, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(v) of the Credit Agreement.

I, [_____], [title] of the Borrower, DO HEREBY CERTIFY that, as of the date hereof:

1.       No Default or Event of Default has occurred and is continuing at the date hereof.

2.       All representations and warranties of each Loan Party set forth in the Loan Documents are true and correct on and as of the date hereof.

3.       Since December 31, 2018, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

4.       No consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and no investigation or inquiry by any governmental authority regarding the Term Loan Commitments or any transaction being financed with the proceeds thereof are ongoing.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

GTY TECHNOLOGY HOLDINGS INC.

Name:	[_____]
Title:	[_____]

EXHIBIT 5.1(c)

Form of Compliance Certificate

[Date]

Wilmington Trust, National Association,

as the Administrative Agent

for the Lenders referred to below

[________]

[________]

Attn: [_____]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of February 14, 2020 (as amended and in effect on the date hereof, the “Credit Agreement”), among GTY Technology Holdings Inc. (the “Borrower”), the lenders from time to time party thereto and Wilmington Trust, National Association, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

I, [_____], being duly elected and qualified, and acting in my capacity as chief [executive][financial] officer of the Borrower, DO HEREBY CERTIFY that:

1.       The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ending [date] fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of income[, stockholders’ equity] and cash flows of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with GAAP consistently applied [(subject to normal year-end audit adjustments and the absence of footnotes)].

2.       Based upon a review of the activities of the Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists [no Default or Event of Default.][a Default or Event of Default as specified below:

and the Borrower [has taken][proposes to take] the following actions with respect thereto:

.]

3.       [There has been no change in the legal name or type of organization of the Subsidiaries or any new Subsidiaries as of the end of the fiscal [quarter][year] ending [date] from the Subsidiaries identified to the Lenders [on the Closing Date][as of the most recent fiscal quarter].]

[A change has occurred in the legal name or type of organization of the Subsidiaries or a new Subsidiary exists as of the end of the fiscal [quarter][year] ending [date] from the Subsidiaries identified to the Lenders [on the Closing Date][as of the most recent fiscal quarter] as specified below:

.]

4.       [No change in GAAP or the application thereof has occurred since [the Closing Date][the most recent fiscal quarter].]

[A change has occurred in GAAP or the application thereof since [the Closing Date][the most recent fiscal quarter] and the effect of such change on the financial statements attached hereto is specified below:

.]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

Name:	[_____]
Title:	Chief [Executive][Financial] Officer

Exhibit 5.1(c)